UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2026

BNB Plus Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of principal executive offices) (Zip Code)

631-240-8800

(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BNBX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2026, the Board of Directors (the “Board”) of BNB Plus Corp. (the “Company”) appointed James Haft to serve as a director and as a member of the Nominating Committee of the Board, effective February 2, 2026, until his successor has been duly elected and qualified, or until his earlier resignation or removal. At the time of Mr. Haft’s appointment, the Board had a vacancy as the result of Ms. Schmalz Shaheen’s resignation, as previously disclosed.

For Mr. Haft’s services as a director, on February 2, 2026, the Board approved and entered into a letter agreement (the “Letter Agreement”) with Mr. Haft. Pursuant to the terms of the Letter Agreement, Mr. Haft will receive (i) a one-time cash fee of $40,000 to be paid within seven days of his appointment, and (ii) an initial option grant to purchase up to 93,000 shares of the Company’s common stock (“Initial Option Grant”) at a price of $1.31 per share. The Initial Option Grant will vest in four equal installments on May 2, 2026, August 2, 2026, November 2, 2026 and February 2, 2027. The Initial Option Grant will be governed by the terms and conditions of the Company’s 2020 Equity Incentive Plan, as amended, and the Company’s form of agreement thereunder. Mr. Haft will also be eligible to receive future options or other equity grants for continued Board service pursuant to the Company’s standard director compensation policy.

Mr. Haft will also enter into the Company’s standard form of indemnification agreement for directors and officers (the “Indemnification Agreement”), the form of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on September 13, 2012. Pursuant to the terms of the Indemnification Agreement, the Company may be required, among other things, to indemnify Mr. Haft for certain expenses, including reasonable attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses incurred by him in any action, proceeding or appeal arising out of his service on the Board or in connection with establishing or enforcing a right to indemnification.

There are no family relationships among Mr. Haft and any of the Company’s directors and executive officers and there are no arrangements or understandings between Mr. Haft and any other persons pursuant to which he was appointed as director. Except for a $250,000 investment in the Company’s PIPE transaction that closed in October 2025 by Gaia Digital Assets Fund, which was co-founded by Mr. Haft’s son Jacob Haft and of which Jacob Haft is a managing partner, neither Mr. Haft nor any of his immediate family members have been a party to any transaction with the Company, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K. Mr. Haft has no involvement in the management of Gaia Digital Assets Fund.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 5, 2026, the Company issued a press release announcing James Haft’s appointment as a member of the Board. The press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

The information in this item, including Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1*	Letter Agreement, dated February 2, 2026, by and between BNB Plus Corp. and James Haft.
99.1	Press Release, dated February 5, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNB Plus Corp.

Date: February 5, 2026	By:	/s/ Clay Shorrock
	Name:	Clay Shorrock
	Title:	Chief Executive Officer